                                                                    Exhibit 13.3

                               FIRST GASTON BANK
                                      OF
                                NORTH CAROLINA



                              2000 ANNUAL REPORT

2000 Annual Report

--------------------------------------------------------------------------------


Table of Contents

Financial Highlights...........................................     1

Letter to Stockholders.........................................     2

Independent Auditor's Report...................................     3

Balance Sheets.................................................     4

Statements of Income...........................................     5

Statements of Stockholders' Equity.............................     6

Statements of Cash Flows.......................................     7

Notes to Financial Statements..................................     8

Management's Discussion and Analysis...........................    23

Bank Officers..................................................    33

Board of Directors.............................................    34

Stockholder Information........................     Back Inside Cover


Market for the Common Stock, Stock Prices and Dividends
--------------------------------------------------------------------------------

The Bank's common stock is listed with the National Quotation Bureau Services Bulletin Board. As of December 31, 2000, the Bank had issued and outstanding 1,147,591 shares of common stock which were held by approximately 1,288 stockholders of record. Since its organization, trading in the Bank's common stock has been very thin.

The Bank's common stock was issued on July 1, 1995, at a price of $9.17 per share, adjusted for the effects of a 1998 six for five stock split. Set forth below are the approximate high and low (bid quotations/sales price), known to the management of the Bank, for each quarter in the last three fiscal years (also adjusted for the effects of the 1998 six for five stock split).

                         2000                1999                1998
                    ---------------   -----------------    ----------------
                    High        Low   High          Low    High         Low
                    ----        ---   -----         ---    ----         ---

First Quarter       13 1/2    13 1/2  15 3/8     13 2/3    12 3/4         12
Second Quarter      13 1/2    13 1/2  16         14        13 1/2     12 3/4
Third Quarter       13 1/4    12 1/2  13 1/4     13 1/4    14 1/4     13 1/2
Fourth Quarter      13 1/4    11 4/9  13 1/4     13 1/4    14 1/4     13 1/2

To date, the Bank has not paid any cash dividends. As a newly-chartered state bank, the Bank was not permitted to pay a cash dividend during its first three years of operations. Thereafter, the Bank may pay a cash dividend only out of undivided profits as determined pursuant to North Carolina General Statutes section 53-87.

Financial Highlights Summary/1/

--------------------------------------------------------------------------------

                                              2000           1999           1998            1997           1996
                                          -----------     -----------    -----------    -----------     -----------
Summary of Operations
   Interest income                        $     8,431     $     6,225    $     5,057    $     3,482     $     1,728
   Interest expense                             3,984           2,789          2,271          1,564             744
                                          -----------     -----------    -----------    -----------     -----------
         Net interest income                    4,447           3,436          2,786          1,918             984
   Provision for loan losses                      436             419            438            314             223
   Other income                                   745             524            612            281             147
   Other expense                                3,481           2,865          2,503          2,167           1,841
   Income taxes                                   135               -              -              -               -
                                          -----------     -----------    -----------    -----------     -----------
         Net income (loss)                $     1,140     $       676    $       457    $      (282)    $      (933)
                                          ===========     ===========    ===========    ===========     ===========

Per Share Data/2/

   Basic earnings (loss) per share        $       .99     $       .71    $       .51    $      (.31)    $     (1.03)
   Diluted earnings (loss) per share              .97             .70            .50           (.31)          (1.03)
   Book value                                   10.14            9.01           7.43           6.98            7.23

Year-end Balance Sheet Summary

   Loans, net                             $    82,989     $    61,341    $    51,726    $    39,351     $    22,682
   Securities                                  18,352          10,993          8,698          7,486           5,842
   Total assets                               111,986          86,726         70,221         54,495          35,810
   Deposits                                    92,621          73,102         61,964         47,066          28,892
   Stockholders' equity                        11,636          10,320          6,701          6,226           6,514

   Interest earning assets                $   102,821     $    77,834    $    65,281    $    49,502     $    30,087
   Interest bearing liabilities                90,987          68,391         55,226         41,713          25,662

Selected Ratios

   Return on average assets                      1.17%            .85%           .74%         (0.63)%         (3.63)%
   Return on average equity                     10.46%           8.82%          7.01%         (4.49)%        (13.49)%



___________________

     /1/ In thousands of dollars, except per share data.
     /2/ Adjusted for the effects of a six for five stock split in 1998.

                        [Letterhead of First Gaston Bank]




Dear Shareholder:

1999 ended on a very high note for all of us here at First Gaston Bank. After all our time, effort, and expense, Y2K was almost a non-event for us. We all came into the bank and tested our systems and equipment on New Years Day and every system and all our equipment worked perfectly. We feel confident that all those 2000 dates, such as leap year, will not cause us any problems.

1999 was also a successful year for us in earnings. Our net earnings increased $218,870 to $675,678 from $456,808. This increased our basic earnings per share from $.51 per share to $.71 per share or an increase of 39%. Our deposits grew from $61,964,062 to $73,101,704 or 18%, while net loans grew from $51,725,581 to
$61,340,951 or 19%. Total assets grew from $70,221,428 to $86,725,906 or 24%.

During 1999, we successfully raised $3,007,684 in new capital by selling 235,208 shares of stock at $13.25 per share. These new shares raised the total number of shareholders of First Gaston Bank stock to 1,403.

Since the Bank's opening in 1995, we have had a third party perform operational services for us. In late 1999, we decided to handle our own items, and began the process of bringing this operational work in house. We plan to successfully complete this transition in early 2000.

First Gaston has been fortunate to have William Thomas (Tom) Blackman, Jr. and James E. (Jim) Burt serve as directors since we opened the bank in 1995. Tom has served since March, 1995, and Jim since August, 1995. Tom has moved to another city, and Jim received a promotion and was given additional responsibilities with his bank; therefore, neither will stand for re-election in 2000. I would like to publicly thank both Tom and Jim for their valuable expertise and guidance to First Gaston during these early years.

We are off to a good start in 2000 and I look forward to our continued growth in size and profitability.



/s/ Alex Hall

W. Alex Hall
President & CEO

                    [Letterhead of Larrowe & Company, P.L.C.]






                          Independent Auditor's Report



Board of Directors and Stockholders
First Gaston Bank of North Carolina
Gastonia, North Carolina

We have audited the balance sheets of First Gaston Bank of North Carolina as of December 31, 2000 and 1999, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Gaston Bank of North Carolina at December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.


/s/ Larrowe & Company, PLC

Galax, Virginia
February 1, 2001

Balance Sheets
December 31, 2000 and 1999
--------------------------------------------------------------------------------

Assets                                                                                  2000             1999
                                                                                  ---------------  ----------------
Cash and due from banks                                                           $     3,962,262  $      5,173,299
Interest-bearing deposits with banks                                                    1,619,713         3,457,233
Federal funds sold                                                                              -         1,330,000
Investment securities available for sale                                               18,119,409        10,782,171
Restricted equity securities                                                              232,200           210,900
Loans, net of allowance for loan losses of $1,283,779 in 2000
     and $989,939 in 1999                                                              82,989,466        61,340,951
Property and equipment, net                                                             3,119,834         3,250,354
Other assets                                                                            1,943,287         1,180,997
                                                                                  ---------------  ----------------
       Total assets                                                               $   111,986,171  $     86,725,905
                                                                                  ===============  ================

Liabilities and Stockholders' Equity

Liabilities
  Deposits
   Noninterest-bearing                                                            $     8,570,892  $      7,623,398
   Interest-bearing                                                                    84,050,351        65,478,306
                                                                                  ---------------  ----------------
       Total deposits                                                                  92,621,243        73,101,704

   Federal funds purchased                                                              1,210,000                 -
   Securities sold under agreements to repurchase                                       2,727,067         2,912,694
   Federal Home Loan Bank advances                                                      3,000,000                 -
   Other liabilities                                                                      792,341           391,882
                                                                                  ---------------  ----------------
       Total liabilities                                                              100,350,651        76,406,280
                                                                                  ---------------  ----------------

   Commitments and contingencies

Stockholders' equity
   Common stock, $5 par value; 20,000,000 shares
     authorized; 1,147,591 and 1,145,527 shares issued
     in 2000 and 1999, respectively                                                     5,737,955         5,727,635
   Surplus                                                                              5,304,534         5,294,610
   Retained earnings (deficit)                                                            554,426          (585,158)
   Accumulated other comprehensive income                                                  38,605          (117,462)
                                                                                  ---------------  ----------------
       Total stockholders' equity                                                      11,635,520        10,319,625
                                                                                  ---------------  ----------------
       Total liabilities and stockholders' equity                                 $   111,986,171  $     86,725,905
                                                                                  ===============  ================

See Notes to Financial Statements

Statements of Income
For the years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


                                                                 2000                1999                1998
                                                            --------------      ---------------    ----------------
Interest income
   Loans and fees on loans                                  $     7,243,720     $     5,358,898    $      4,461,182
   Federal funds sold                                                34,766             140,043             100,882
   Investment securities, taxable                                   945,592             591,994             484,252
   Investment securities, nontaxable                                 50,544                 673                   -
   Deposits with banks                                              156,101             133,156              10,727
                                                            ---------------     ---------------    ----------------
         Total interest income                                    8,430,723           6,224,764           5,057,043
                                                            ---------------     ---------------    ----------------

Interest expense
   Deposits                                                       3,715,938           2,702,140           2,214,390
   Federal funds purchased and securities
      sold under agreements to repurchase                           159,446              83,809              53,974
   Other borrowed funds                                             108,029               3,493               2,439
                                                            ---------------     ---------------    ----------------
         Total interest expense                                   3,983,413           2,789,442           2,270,803
                                                            ---------------     ---------------    ----------------
         Net interest income                                      4,447,310           3,435,322           2,786,240

Provision for loan losses                                           436,000             419,000             438,000
                                                            ---------------     ---------------    ----------------
         Net interest income after provision
           for loan losses                                        4,011,310           3,016,322           2,348,240
                                                            ---------------     ---------------    ----------------

Noninterest income
   Service charges on deposit accounts                              332,349             272,217             247,699
   Gain on sale of investment securities                                  -                   -             167,103
   Other operating income                                           412,752             252,191             196,996
                                                            ---------------     ---------------    ----------------
         Total noninterest income                                   745,101             524,408             611,798
                                                            ---------------     ---------------    ----------------

Noninterest expense
   Salaries and employee benefits                                 1,999,711           1,441,210           1,286,213
   Occupancy expense                                                178,436             201,272             200,591
   Equipment expense                                                280,648             255,920             220,460
   Data processing                                                  242,298             283,342             259,820
   Other expense                                                    780,389             683,308             536,146
                                                            ---------------     ---------------    ----------------
         Total noninterest expense                                3,481,482           2,865,052           2,503,230
                                                            ---------------     ---------------    ----------------
         Net income (loss) before income taxes                    1,274,929             675,678             456,808

Income tax expense                                                  135,345                   -                   -
                                                            ---------------     ---------------    ----------------
          Net income                                        $     1,139,584     $       675,678    $        456,808
                                                            ===============     ===============    ================

Basic earnings per share                                    $           .99     $           .71    $            .51
                                                            ===============     ===============    ================
Diluted earnings per share                                  $           .97     $           .70    $            .50
                                                            ===============     ===============    ================
Weighted average shares outstanding                         $     1,146,902             955,588             901,664
                                                            ===============     ===============    ================

See Notes to Financial Statements

Statements of Stockholders' Equity
For the years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                                                                Accumulated
                                                                                                   Other
                                              Common Stock                         Retained     Comprehensive
                                        -----------------------
                                          Shares       Amount       Surplus        Earnings     Income (Loss)        Total
                                        ----------  -----------  -------------   ------------  --------------   -------------
Balance, December 31, 1997                 751,273    3,756,365      4,176,377      1,717,644)        10,454       6,225,552

   Comprehensive income
   Net income                                    -            -              -        456,808              -         456,808
   Net change in unrealized
     depreciation on investment
     securities available for sale,
     net of taxes                                -            -              -              -         12,878          12,878
                                                                                                                ------------
   Total comprehensive income                                                                                        469,686

   Stock split, effected
     in the form of a dividend             150,342      751,710       (751,710)             -              -               -
   Fractional shares purchased                   -            -           (232)             -              -            (232)
   Stock options exercised                     520        2,600          3,330              -              -           5,930
                                          --------  -----------  -------------  -------------  -------------    ------------
Balance, December 31, 1998                 902,135    4,510,675      3,427,765     (1,260,836)        23,332       6,700,936

   Comprehensive income
   Net income                                    -            -              -        675,678              -         675,678
   Net change in unrealized
     depreciation on investment
     securities available for sale,
     net of taxes                                -            -              -              -       (140,794)       (140,794)
                                                                                                                ------------
   Total comprehensive income                                                                                        534,884

   Stock issued                            235,208    1,176,040      1,831,644              -              -       3,007,684
   Stock options exercised                   8,184       40,920         35,201              -              -          76,121
                                          --------  -----------   ------------  -------------  -------------    ------------
Balance, December 31, 1999               1,145,527    5,727,635      5,294,610       (585,158)      (117,462)     10,319,625

   Comprehensive income
   Net income                                    -            -              -      1,139,584              -       1,139,584
   Net change in unrealized
     depreciation on investment
     securities available for sale,
     net of taxes                                -            -              -              -        156,067         156,067
                                                                                                                ------------
   Total comprehensive income                                                                                      1,295,651
   Stock issued                                  -            -              -              -              -               -
   Stock options exercised                   2,064       10,320          9,924              -              -          20,244
                                       -----------  -----------   ------------  -------------  -------------    ------------
Balance, December 31, 2000               1,147,591  $ 5,737,955   $  5,304,534  $     554,426  $      38,605    $ 11,635,520
                                       ===========  ===========   ============  =============  =============    ============


See Notes to Financial Statements

Statements of Cash Flows
For the years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                                        2000                1999                1998
                                                                   ---------------     ---------------    ----------------
Cash flows from operating activities
   Net income                                                      $     1,139,584     $       675,678    $        456,808
   Adjustments to reconcile net income
     to net cash provided by operations:
       Deferred income taxes                                              (357,595)                  -                   -
       Depreciation and amortization                                       292,903             287,426             259,566
       Provision for loan losses                                           436,000             419,000             438,000
       Deferred compensation                                                28,000              40,670              49,005
       Net realized gains on securities                                          -                   -            (167,103)
       Net realized loss on sale of property and equipment                       -               4,444                   -
       Accretion of discount on securities, net
         of amortization of premiums                                       (25,476)             21,699              18,141
   Changes in assets and liabilities:
       Other assets                                                       (470,262)           (699,806)            (92,473)
       Other liabilities                                                   372,459             115,225             (52,799)
                                                                   ---------------     ---------------    ----------------
           Net cash provided by operating activities                     1,415,613             864,336             909,145
                                                                   ---------------     ---------------    ----------------

Cash flows from investing activities
   Increase in interest-bearing deposits with banks                      3,257,233          (2,819,006)           (638,227)
   Purchases of securities available for sale                           (9,654,216)         (7,166,161)         (6,068,162)
   Sales of securities available for sale                                        -                   -             658,734
   Maturities of securities available for sale                           2,542,788           4,653,531           4,368,763
   Net increase in loans                                               (22,084,515)        (10,034,370)        (12,812,911)
   Purchases of property and equipment                                    (162,383)           (144,798)           (162,798)
                                                                   ---------------     ---------------    ----------------
           Net cash used in investing activities                       (26,101,093)        (15,510,804)        (14,654,601)
                                                                   ---------------     ---------------    ----------------

Cash flows from financing activities
   Net increase in noninterest-bearing deposits                            947,494            (379,924)          1,733,163
   Net increase in interest-bearing deposits                            18,572,045          11,517,566          13,164,842
   Net increase in federal funds purchased                               1,210,000                   -                   -
   Net increase in securities sold under
     agreements to repurchase                                             (185,627)          1,647,005             348,082
   Net increase in Federal Home Loan Bank advances                       3,000,000                   -                   -
   Issuance of common stock, net of fractions                               20,244           3,083,805               5,698
                                                                   ---------------     ---------------    ----------------
           Net cash provided by financing activities                    23,564,156          15,868,452          15,251,785
                                                                   ---------------     ---------------    ----------------
           Net increase in cash and cash equivalents                    (1,121,324)          1,221,984           1,506,329

Cash and cash equivalents, beginning                                     6,503,299           5,281,315           3,774,986
                                                                   ---------------     ---------------    ----------------
Cash and cash equivalents, ending                                  $     5,381,975     $     6,503,299    $      5,281,315
                                                                   ===============     ===============    ================

Supplemental disclosures of cash flow information
   Interest paid                                                   $     3,335,101     $     2,757,091    $      2,248,934
                                                                   ===============     ===============    ================
   Taxes paid                                                      $       353,000     $             -    $              -
                                                                   ===============     ===============    ================

Supplemental disclosure of noncash investing activities
   Effect on equity of change in net unrealized gain (loss)        $      (156,067)    $      (140,794)   $         12,878
                                                                   ===============     ===============    ================

See Notes to Financial Statements

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 1.  Organization and Summary of Significant Accounting Policies

Organization

First Gaston Bank (the Bank) was organized and incorporated under the laws of the State of North Carolina on March 16, 1995 and commenced operations on July 11, 1995. The Bank currently serves Gaston County, North Carolina and surrounding areas through three banking offices. The Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

The accounting and reporting policies of the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Business Segments

The Bank reports its activities as a single business segment. In determining the appropriateness of segment definition, the Bank considers the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially all of the Bank's loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the manufacturing segment.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank's allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions "cash and due from banks" and "Federal funds sold".

Trading Securities

The Bank does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates.

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Securities Available for Sale

Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Property and Equipment

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

                                                       Years
                                                       -----
                  Buildings and improvements            5-40
                  Furniture and equipment                3-7

Stock-based Compensation

The Company accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which includes disclosing pro forma net income as if the fair value based method of accounting had been applied.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 1.  Organization and Summary of Significant Accounting Policies, continued

Comprehensive Income

Annual comprehensive income reflects the change in the Bank's equity during the year arising from transactions and events other than investments by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders' equity rather than as income or expense.

Financial Instruments

Any derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

The Bank does not utilize interest-rate exchange agreements or interest-rate futures contracts.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest-bearing deposits with banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 1. Organization and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued

Short-term debt: The carrying amounts of short-term debt approximate their fair values.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

Reclassification

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year. Net income and stockholders' equity previously reported were not affected by these reclassifications.

Note 2. Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $294,000 and $311,000 for the periods including December 31, 2000 and 1999, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management's intent. The carrying amounts of securities (all available for sale) and their approximate fair values at December 31, 2000 and 1999 follow:

                                                   Amortized        Unrealized       Unrealized           Fair
2000                                                 Cost              Gains           Losses             Value
----                                             -------------    --------------    -------------    --------------
   U.S. Treasury securities                      $           -    $            -    $           -    $            -
   U.S. Government agency securities                 7,792,526            19,269           24,311         7,787,484
   Mortgage-backed securities                        8,297,745            52,988           30,373         8,320,360
   State and municipal securities                    1,970,646            41,056              137         2,011,565
   Restricted equity securities, FHLB stock            232,200                 -                -           232,200
                                                 -------------    --------------    -------------    --------------
                                                 $  18,293,117    $      113,313    $      54,821    $   18,351,609
                                                 =============    ==============    =============    ==============

1999
----

   U.S. Treasury securities                      $           -    $            -    $           -    $            -
   U.S. Government agency securities                 6,738,857             2,371           80,546         6,660,682
   Mortgage-backed securities                        4,106,201               598           85,567         4,021,232
   State and municipal securities                      100,255                 2                -           100,257
   Restricted equity securities, FHLB stock            210,900                 -                -           210,900
                                                 -------------    --------------    -------------    --------------
                                                 $  11,156,213    $        2,971    $     166,113    $   10,993,071
                                                 =============    ==============    =============    ==============

Investment securities with amortized cost of approximately $8,382,410 and $8,054,171 at December 31, 2000 and 1999, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 2000, 1999, and 1998 are as follows:

                                                                       2000             1999               1998
                                                                  --------------    -------------    --------------
   Realized gains                                                 $            -    $           -    $      167,103
   Realized losses                                                             -                -                 -
                                                                  --------------    -------------    --------------
                                                                  $            -    $           -    $      167,103
                                                                  ==============    =============    ==============

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 3. Securities, continued

The scheduled contractual maturities of securities (all available for sale) at December 31, 2000 were as follows:

                                                                                      Amortized           Fair
                                                                                        Cost              Value
                                                                                    -------------    --------------
Due in one year or less                                                             $   1,602,013    $    1,600,870
Due after one year through five years                                                   6,041,323         6,031,095
Due after five years through ten years                                                  5,857,587         5,919,190
Due after ten years                                                                     4,559,994         4,568,254
Restricted equity securities                                                              232,200           232,200
                                                                                    -------------    --------------
                                                                                    $  18,293,117    $   18,351,609
                                                                                    =============    ==============

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31, 2000 and 1999 are as follows (in thousands):

                                                                                       2000              1999
                                                                                  ---------------  ----------------
Commercial                                                                        $        14,816  $         10,361
Real estate:
   Construction and land development                                                       13,187             7,954
   Residential, 1-4 families                                                               25,542            18,700
   Residential, 5 or more families                                                          1,861             1,560
   Farmland                                                                                   287               238
   Nonfarm, nonresidential                                                                 23,587            19,033
Agricultural                                                                                    -                 -
Consumer                                                                                    4,977             3,800
Other                                                                                          16               685
                                                                                  ---------------  ----------------
                                                                                           84,273            62,331

Allowance for loan losses                                                                  (1,284)             (990)
                                                                                  ---------------  ----------------
      Total loans, net                                                            $        82,989  $         61,341
                                                                                  ===============  ================

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

                                                                       2000             1999              1998
                                                                  --------------    -------------    --------------
Balance, beginning                                                $      989,939    $     946,783    $      555,501

Provisions charged to expense                                            436,000          419,000           438,000
Recoveries of amounts charged off                                         35,125           13,912             1,727
Amounts charged off                                                     (177,285)        (389,756)          (48,445)
                                                                  --------------    -------------    --------------
Balance, ending                                                   $    1,283,779    $     989,939    $      946,783
                                                                  ==============    =============    ==============

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 5. Allowance for Loan Losses, continued

The following is a summary of information pertaining to impaired loans.

                                                                                        2000             1999
                                                                                  ---------------  ----------------
Impaired loans without a valuation allowance                                      $         6,243  $        213,110
Impaired loans with a valuation allowance                                                 199,477           212,760
                                                                                  ---------------  ----------------
         Total impaired loans                                                     $       205,720  $        425,870
                                                                                  ===============  ================

Valuation allowance related to impaired loans                                     $         9,974  $         68,220
                                                                                  ===============  ================

                                                                                        2000             1999
                                                                                  ---------------  ----------------

Average investment in impaired loans                                              $       175,825  $        343,360
                                                                                  ===============  ================
Interest income recognized on impaired loans                                      $        10,789  $          9,063
                                                                                  ===============  ================
Interest income recognized on a cash basis on impaired loans                      $        17,805  $          9,063
                                                                                  ===============  ================

Note 6. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2000 and 1999 are as follows:

                                                                                       2000             1999
                                                                                  ---------------  ----------------
Land                                                                              $       926,843  $        926,843
Buildings and improvements                                                              1,942,407         1,934,127
Furniture and equipment                                                                 1,495,822         1,341,861
                                                                                  ---------------  ----------------
                                                                                        4,365,072         4,202,831
Less accumulated depreciation                                                           1,245,238           952,477
                                                                                  ---------------  ----------------
    Property and equipment, net                                                   $     3,119,834  $      3,250,354
                                                                                  ===============  ================

Note 7. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $19,345,531 and $11,780,730, respectively.

At December 31, 2000, the scheduled maturities of time deposits (in thousands) are as follows:

                         2001                                     $       54,003
                         2002                                              4,270
                         2003                                              1,583
                         2004                                                 99
                         2005                                                 67
                      Thereafter                                               -
                                                                  --------------
                                                                  $       60,022
                                                                  ==============

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 8.  Borrowings

Short-term debt consists of federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date. Additional information at December 31, 2000 and 1999 and for the periods then ended is summarized below:

                                                                                        2000             1999
                                                                                  ---------------  ----------------
Outstanding balance at December 31                                                $     3,937,067  $      2,912,694
                                                                                  ===============  ================
Year-end weighted average rate                                                               6.07%             5.14%
                                                                                  ===============  ================
Daily average outstanding during the period                                       $     2,690,111  $      1,771,845
                                                                                  ===============  ================
Average rate for the period                                                                  5.94%             4.71%
                                                                                  ===============  ================
Maximum outstanding at any month-end during the period                            $     3,951,212  $      2,912,694
                                                                                  ===============  ================

The Bank has established credit facilities to provide additional liquidity if and as needed, consisting of unsecured lines of credit with correspondent banks totaling $4,800,000. There was no balance outstanding at December 31, 1999. At December 31, 2000, $1,210,000 was outstanding under these arrangements.

Federal Home Loan Bank Advances

The Bank has established a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $11,200,000. At December 31, 2000, $3,000,000 was outstanding under Federal Home Loan Bank advances. There are three $1,000,000 advances which mature on June 28, 2001, July 23, 2001, and March 17, 2010, bearing interest rates of 6.32%, 6.77%, and 5.71%, respectively. The advance due on March 17, 2010 is callable each quarter at the option of the Federal Home Loan Bank.

Note 9.  Fair Value of Financial Instruments

The estimated fair values of the Bank's financial instruments are as follows (dollars in thousands):

                                                        December 31, 2000                  December 31, 1999
                                               ---------------------------------  ---------------------------------
                                                   Carrying            Fair           Carrying            Fair
                                                    Amount             Value           Amount             Value
                                               ---------------  ----------------  ---------------  ----------------
Financial assets
   Cash and cash equivalents                   $         5,382  $          5,382  $         5,173  $          5,173
   Interest-bearing deposits with banks                    200               200            3,457             3,457
   Federal funds sold                                        -                 -            1,330             1,330
   Securities, available for sale                       18,352            18,352           10,993            10,993
   Loans, net of allowance for loan losses              82,989            83,003           61,341            61,249

Financial liabilities
   Deposits                                             92,621            92,247           73,102            73,020
   Federal funds purchased                               1,210             1,210                -                 -
   Other debt                                            5,727             5,729            2,913             2,913

Off-balance-sheet assets (liabilities)
   Commitments to extend credit and
     standby letters of credit                               -                 -                -                 -

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 10.  Earnings Per Share

The following table details the computation of basic and diluted earnings per share for each year ended December 31.

                                                                       2000             1999              1998
                                                                  --------------    -------------    --------------
Net income (loss) (income available to common stockholders)       $    1,139,584    $     675,678    $      456,808
                                                                  ==============    =============    ==============

Weighted average common shares outstanding                             1,146,902          955,588           901,664
Effect of dilutive securities                                             15,212           14,061            20,599
                                                                  --------------    -------------    --------------
Weighted average common shares outstanding, diluted                    1,162,114          969,649           922,263
                                                                  ==============    =============    ==============

Basic earnings per share                                          $          .99    $         .71    $          .51
                                                                  ==============    =============    ==============
Diluted earnings per share                                        $          .97    $         .70    $          .50
                                                                  ==============    =============    ==============

Note 11.  Benefit Plans

Defined Contribution Plan

The Company sponsors a contributory profit-sharing plan which provides for participation by substantially all employees. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code. The plan provides for employee contributions up to 15% of the participant's annual salary and an employer contribution of 50% matching of the first 6% of pre-tax salary contributed by each participant. The Bank may make additional discretionary profit sharing contributions to the plan on behalf of all participants. Amounts deferred above the first 6% of salary are not matched by the Bank. Contributions to the plan for the years ended December 31, 2000, 1999 and 1998 were $23,719, $21,630 and $21,000, respectively.

Stock Option Plan

In 1995 the Bank adopted the First Gaston Bank 1995 Stock Option Plan (the "Plan") for employees and directors. Under the terms of the Plan, options are granted at prices equal to the fair market value of the common stock on the date of grant. Non qualified options vest according to the terms of each grant. Qualified options have a vesting schedule which provides that 20% of the options granted will vest on the first anniversary of the date of the grant and 20% will vest on each subsequent anniversary date, so that the options will be completely vested at the end of five years after the date of grant.

In 1999, the Bank adopted the 1999 Stock Option Plan (the "Plan") for employees and directors which reserves up to 90,000 shares and 45,000 shares, respectively. Under the terms of the new Plan, options are granted at prices equal to the fair market value of common stock on the date of grant. Non qualified options vest upon grant. Qualified options having a vesting schedule which provides that 20% of the options granted will vest on the first anniversary of the date of the grant and 20% will vest on each subsequent anniversary date, so that the options will be completely vested at the end of five years after the date of grant.

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 11.  Benefit Plans, continued

Stock Option Plan, continued

Activity under the Bank's plans during the years ended December 31, 2000, 1999, and 1998 are summarized below:

                                                       Qualified Options                Non-Qualified Options
                                               ---------------------------------  ---------------------------------
                                                  Available       Granted and        Available       Granted and
                                                  For Grant       Outstanding        For Grant       Outstanding
                                               ---------------  ----------------  ---------------  ----------------
Balance December 31, 1997                      $        17,700            42,300              750            14,250

   Granted                                             (13,400)           13,400                -                 -
   Exercised                                                 -              (520)               -                 -
   Forfeited                                             1,780            (1,780)               -                 -
   Expired                                                   -                 -                -                 -
   Stock split                                           1,216            10,680              150             2,850
                                               ---------------  ----------------  ---------------  ----------------
Balance December 31, 1998                                7,296            64,080              900            17,100

   1999 Plan adopted                                    90,000                 -           45,000                 -
   Granted                                             (43,650)           43,650          (42,896)           42,896
   Exercised                                                 -            (5,904)               -            (2,280)
   Forfeited                                             8,076            (8,076)               -                 -
   Expired                                                   -                 -                -                 -
                                               ---------------  ----------------  ---------------  ----------------
Balance December 31, 1999                               61,722            93,750            3,004            57,716

   Granted                                             (34,480)           34,480                -                 -
   Exercised                                                 -            (2,064)               -                 -
   Forfeited                                             3,476            (3,476)           7,838            (7,838)
   Expired                                                   -                 -                -                 -
                                               ---------------  ----------------  ---------------  ----------------
Balance December 31, 2000                      $        30,718  $        122,690  $        10,842  $         49,878
                                               ===============  ================  ===============  ================

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 11.  Benefit Plans, continued

Stock Option Plan, continued

Additional information relating to the plan is detailed below:

                                                                      2000              1999             1998
                                                                ----------------   --------------  ----------------
Outstanding options:
   Exercise price, beginning of the year/(1)/                   $          12.02   $        10.18  $           9.56
   Exercise price, end of year/(1)/                             $          12.31   $        12.02  $          10.18
   Range of exercise prices
     From                                                       $           9.17   $         9.17  $           9.17
     To                                                         $          15.38   $        15.38  $          13.75
   Remaining contractual life in months/(1)/                                  93              100                91

Exercisable options outstanding at December 31:
   Number                                                                 96,924           87,116            41,868
   Exercise price/(1)/                                          $          11.46   $        11.42  $           9.28

Weighted average exercise price of options:
   Granted during the year                                      $          13.50   $        13.40  $          12.95
   Exercised during the year                                    $           9.81   $         9.30  $           9.17
   Forfeited during the year                                    $          12.60   $        11.57  $          11.34
   Expired during the year                                      $              -   $            -  $              -

Significant assumptions used in determining fair value
   of options granted:
   Risk-free interest rate                                                  5.25%             6.0%              6.0%
   Expected life in years                                                     10               10                10
   Expected dividends                                                       0.00%            0.00%             0.00%
   Expected volatility                                                     19.45%           16.12%             7.73%

Grant-date fair value:
   Options granted during the year                              $        212,052   $      544,731  $         93,082

Results of operations:
   Compensation cost recognized in income for all
     stock-based compensation awards                            $              -   $            -  $              -
                                                                ================   ==============  ================
   Pro forma net income/(2)/                                    $      1,055,700   $      426,146  $        420,305
                                                                ================   ==============  ================
   Pro forma earnings per common share/(2)/                     $            .92   $          .45  $            .47
                                                                ================   ==============  ================

__________________________
(1)  Weighted average
(2)  As if the fair value based method prescribed by SFAS No. 123 had applied

Note 12. Deferred Compensation and Life Insurance

In 1999, the Bank adopted a deferred compensation plan, which supercedes a 1996 plan, to provide future compensation upon retirement for the president and CEO. Under plan provisions, aggregate payments projected to range from $44,838 to $68,674 are payable for 10 years certain, generally beginning at age 65. Liability accrued for compensation deferred under the plan amounts to $190,412 and $162,412 at December 31, 2000 and 1999, respectively. Charges to income are based on changes in the cash value of insurance (funding the liability) relative to the accumulated benefit obligation.

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 12.  Deferred Compensation and Life Insurance, continued

The Bank is the owner and beneficiary of a life insurance policy designed to fund the deferred compensation liability. The policy cash value totaled approximately $702,346 and $666,233 at December 31, 2000 and 1999, respectively.

Note 13. Income Taxes

Current and Deferred Income Tax Components

                                                                       2000             1999             1998
                                                                ----------------  ---------------  ----------------
Current                                                         $        492,940  $             -  $              -
Deferred                                                                 (49,903)         227,920           225,388
Deferred tax asset valuation allowance change                           (307,692)        (227,920)         (225,388)
                                                                ----------------  ---------------  ----------------
                                                                $        135,345  $             -  $              -
                                                                ================  ===============  ================

Rate Reconciliation

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:

                                                                      2000              1999             1998
                                                                ----------------  ---------------  ----------------
Tax at statutory federal rate                                   $        433,476   $      229,731  $        155,315
State income tax, net of federal benefit                                   9,982           31,216            34,260
Other                                                                       (421)         (33,027)           35,813
Deferred tax asset valuation allowance change                           (307,692)        (227,920)         (225,388)
                                                                ----------------   --------------  ----------------
                                                                $        135,345   $            -  $              -
                                                                ================   ==============  ================

Deferred Income Tax Analysis

The components of net deferred tax assets at December 31, 2000 and 1999 are summarized as follows:

                                                                                        2000             1999
                                                                                   --------------  ----------------
Deferred tax assets                                                                $      438,484  $        504,890
Deferred tax liabilities                                                                 (100,776)         (151,518)
Deferred tax asset valuation allowance                                                          -          (307,692)
                                                                                   --------------  ----------------
                                                                                   $      337,708  $         45,680
                                                                                   ==============  ================

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 13. Income Taxes, continued

The tax effects of each significant item creating deferred taxes are summarized below:

                                                                                        1999             1998
                                                                                  ---------------  ----------------
Net unrealized depreciation (appreciation) on
    securities available for sale                                                 $       (19,887) $         45,680
Allowance for credit losses                                                               373,744           302,630
Amortization for start-up costs                                                                 -            13,104
Net operating loss and contribution carryforward                                                -            88,256
Deferred compensation                                                                      64,740            55,220
Depreciation                                                                              (33,039)          (44,238)
Other                                                                                     (47,850)         (107,280)
Deferred tax asset valuation allowance                                                          -          (307,692)
                                                                                  ---------------  ----------------
                                                                                  $       337,708  $         45,680
                                                                                  ===============  ================

Note 14. Commitments and Contingencies

Litigation

In the normal course of business the Bank is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 2000 and 1999 is as follows:

                                                         2000             1999
                                                   ---------------  ----------------
Commitments to extend credit                       $    20,335,023  $     18,355,406
Standby letters of credit                                  140,830           256,530
                                                   ---------------  ----------------
                                                   $    20,475,853  $     18,611,936
                                                   ===============  ================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 14.  Commitments and Contingencies, continued

Concentrations of Credit Risk

Substantially all of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank's market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank's primary focus is toward consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $825,000. The Bank has cash and cash equivalents on deposit with financial institutions which exceed federally insured limits.

Other Commitments

The Bank has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Bank obligations in the event of merger or acquisition.

Note 15.  Regulatory Restrictions

Dividends

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits (retained earnings) as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

Notes to Financial Statements

--------------------------------------------------------------------------------

Note 15.  Regulatory Restrictions, continued

The Bank's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                  To Be Well
                                                                        Required               Capitalized Under
                                                                       For Capital             Prompt Corrective
                                               Actual               Adequacy Purposes          Action Provisions
                                      ------------------------  ------------------------  -------------------------
                                         Amount         Ratio       Amount        Ratio       Amount        Ratio
                                      -------------  ---------  -------------   --------  --------------  ---------
December 31, 2000:
   Total Capital
     (to Risk-Weighted Assets)        $      12,713      14.3%  >$      7,129   >   8.0%  >$       8,911  >   10.0%
                                                                -               -         -               -
   Tier I Capital
     (to Risk-Weighted Assets)        $      11,597      13.0%  >$      3,564   >   4.0%  >$       5,346  >    6.0%
                                                                -               -         -               -
   Tier I Capital
     (to Average Assets)              $      11,597      10.8%  >$      4,308   >   4.0%  >$       5,385  >    5.0%
                                                                -               -         -               -
December 31, 1999:
   Total Capital
     (to Risk-Weighted Assets)        $      11,277      16.8%  >$      5,362   >   8.0%  >$       6,702  >   10.0%
                                                                -               -         -               -
   Tier I Capital
     (to Risk-Weighted Assets)        $      10,437      15.6%  >$      2,681   >   4.0%  >$       4,021  >    6.0%
                                                                -               -         -               -
   Tier I Capital
     (to Average Assets)              $      10,437      11.9%  >$      3,493   >   4.0%  >$       4,366  >    5.0%
                                                                -               -         -               -

Note 16.  Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Loans

Aggregate 2000 and 1999 loan transactions with related parties were as follows:
                                              2000             1999
                                       ---------------  ----------------

Balance, beginning                     $     6,272,465  $      3,365,632

New loans                                    8,263,523        10,792,308
Repayments                                  (7,759,374)       (7,873,169)
Relationship changes                            (1,485)          (12,306)
                                       ---------------  ----------------
Balance, ending                        $     6,775,129  $      6,272,465
                                       ===============  ================

Other

The Bank receives accounting and operational services from a related party under a contract which expires on April 1, 2000. Payments for these services and related expenses totaled $58,778, $212,436 and $233,521 for the years ended December 31, 2000, 1999 and 1998 respectively.

Management's Discussion and Analysis

--------------------------------------------------------------------------------

Business of the Bank

General

The Bank was incorporated on March 16, 1995, as a North Carolina chartered commercial bank, and opened for business on July 11, 1995. The Bank operates for the primary purpose of serving the banking needs of its customers in its market area, while developing a personal, hometown association with its customers. The Bank opened a full-service branch office in Belmont, North Carolina in October 1995 and in Mount Holly, North Carolina in March 1996.

The Bank offers a wide range of banking services, including checking and savings accounts; certificates of deposit; individual retirement accounts; commercial, installment, mortgage and personal loans; safe deposit boxes; and other associated services. Specifically, the Bank makes mortgage loans collateralized by residential real estate; home equity loans, which predominately are second mortgage loans collateralized by the equity in a home; consumer loans, which are collateralized by consumer products, such as automobiles, or are unsecured commercial business loans; commercial real estate loans; and other loans.

The Bank's primary sources of revenue are interest income from general lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns revenues from fees on lending and deposit activities. The major expenses of the Bank are interest on deposits and borrowings and general administrative expenses such as salaries and employee benefits, data processing expense, office occupancy and equipment expenses.

Primary Market Area

The Bank's market area consists of the city of Gastonia, North Carolina and the cities of Belmont and Mount Holly and parts of Gaston County, North Carolina. The total population of Gastonia is approximately 63,000 people and the total population of Gaston County is approximately 182,000 people.

Overview

Management's discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of the Bank. It should be read in conjunction with the audited financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

The Bank earned $1,139,584 or $.99 basic income per share for the year ended December 31, 2000, compared to $675,678 or $.71 basic income per share in 1999.

Total assets at December 31, 2000 were $111,986,171, a $25,260,266 or 29.1%
increase over 1999, which totaled $86,725,905. Deposits grew from $73,101,704 at December 31, 1999 to $92,621,243 at December 31, 2000, an increase of $19,519,539 or 26.7%.

Loans

At December 31, 2000, the loan portfolio totaled $84,273,245 and represented 75.3% of total assets compared to $62,330,890 or 71.9% of total assets at December 31, 1999. The loan-to-deposit ratios for December 31, 2000 and 1999 were 89.6% and 83.9%, respectively. During 2000 loans increased by $21,942,355 or 35.2%. Table 1 sets forth the composition of the loan portfolio at the dates indicated.

Management's Discussion and Analysis

--------------------------------------------------------------------------------

TABLE 1: LOAN COMPOSITION

                                                                                At December 31,
                                                         ----------------------------------------------------------
                                                                   2000                             1999
                                                         -------------------------      ---------------------------
   Real Estate                                           $   42,212,971      50.09%     $   32,775,848        52.58%
   Construction                                              13,186,568      15.65           7,954,210        12.76
   Home Equity                                                9,064,042      10.75           6,754,970        10.84
   Commercial                                                14,816,003      17.58          10,360,516        16.62
   Consumer                                                   4,977,475       5.91           4,311,313         6.92
   Other                                                         16,186        .02             174,033          .28
                                                         --------------  ---------      --------------  -----------
                                                         $   84,273,245     100.00%     $   62,330,890       100.00%
                                                         ==============  =========      ==============  ===========

In order to protect the Bank's net interest margin, management has, as part of its interest rate risk management program, placed an emphasis on maintaining the current mix of fixed and variable rate loans in its portfolio. Fixed rate loans are generally made at terms of no longer than 15 years. This strategy will result in more consistent net interest income in periods of declining or rising interest rates.

The following table sets forth the time to repricing or contractual maturity of the Bank's loan portfolio at December 31, 2000. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change while fixed rate and other loans are shown as due in the period of contractual maturity. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments or scheduled principal repayments.

TABLE 2: LOAN MATURITIES

                                                           Less than      1 Year to        Over
                                                             1 Year        5 Years       5 Years         Total
                                                          -------------  ------------   -----------   ------------
   Fixed rate residential
     1 to 4 family and multifamily                        $  2,741,114   $  5,997,818   $ 1,096,895   $  9,835,827
   Adjustable rate residential
     1 to 4 family and multifamily                           6,642,225              -             -      6,642,225
   Fixed home equity                                             4,727              -             -          4,727
   Adjustable home equity                                    9,059,315              -             -      9,059,315
   Fixed rate commercial and
     nonresidential                                          1,773,526      9,740,504     1,432,310     12,946,340
   Adjustable rate commercial and
     nonresidential                                         27,604,582              -             -     27,604,582
   Fixed rate construction                                   1,503,269      2,240,398       539,330      4,282,997
   Adjustable rate construction                              8,903,571              -             -      8,903,571
   Fixed rate consumer loans                                   525,828      2,626,020        77,176      3,229,024
   Adjustable rate consumer loans                            1,748,451              -             -      1,748,451
   Other fixed rate loans                                       16,186              -             -         16,186
                                                          ------------   ------------   -----------   ------------
     Total Loans                                          $ 60,522,794   $ 20,604,740   $ 3,145,711   $ 84,273,245
                                                          ============   ============   ===========   ============

Asset Quality and Allowance for Loan Losses

The Bank had nonperforming assets of $113,483 and $452,675 for the years ended December 31, 2000 and 1999, respectively. Nonperforming assets include loans delinquent 90 days or more and still accruing, nonaccrual loans, restructured loans, and other real estate owned. There were no loans outstanding that were delinquent 90 days or more at December 31, 2000.

Management's Discussion and Analysis

--------------------------------------------------------------------------------

Asset Quality and Allowance for Loan Losses, continued

The allowance for loan losses represents management's estimate of an amount adequate to provide for potential losses inherent in the loan portfolio. The adequacy of the loan loss reserve and the related provision are based upon management's evaluation of the risk characteristics of the loan portfolio under current economic conditions with consideration to such factors as financial condition of the borrowers, collateral values, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, and delinquent trends.

Management believes that the allowance for loan losses is adequate. While management uses all available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

The following tables describe the activity related to the allowance for loan losses and the allocation of the allowance for loan losses to various categories of loans for the periods indicated.

TABLE 3:  ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

                                                                                           Year Ended
                                                                                           December 31,
                                                                                -----------------------------------
                                                                                     2000               1999
                                                                                ---------------  ------------------
   Balance, beginning of period                                                 $       989,939  $          946,783

   Provision for loan losses                                                            436,000             419,000
   Charge-offs                                                                         (177,285)           (389,756)
   Recoveries                                                                            35,125              13,912
                                                                                ---------------  ------------------
   Balance, end of period                                                       $     1,283,779  $          989,939
                                                                                ===============  ==================

   Allowance as a percentage of loans                                                     1.52%               1.59%

TABLE 4: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                                           December 31,
                                                                                -----------------------------------
                                                                                      2000              1999
                                                                                ---------------  ------------------
   Real estate                                                                  $       441,280  $          432,770
   Construction                                                                         125,030              76,464
   Home equity                                                                          111,159              77,332
   Commercial                                                                           304,453             124,656
   Consumer                                                                              66,341              65,208
   General reserve                                                                      235,516             213,509
                                                                                ---------------  ------------------
    Total allowance for loan losses                                             $     1,283,779  $          989,939
                                                                                ===============  ==================

The allocation of the allowance for loan losses to the respective loan classifications is not necessarily indicative of future losses or future allocations. Refer to Table 1 for percentages of loans in each category to total loans.

Investment Securities, Federal Funds Sold and Interest-Bearing Bank Deposits

Interest and dividend income from federal funds and investment securities generally provides the second largest source of income to the Bank after interest on loans. The Bank's investment portfolio includes U.S. government agency securities, mortgage-backed securities, and state, county and municipal securities.

Management's Discussion and Analysis

--------------------------------------------------------------------------------

Investment Securities, Federal Funds Sold and Interest-Bearing Bank Deposits, continued

Investment securities totaled $18,351,609 at December 31, 2000, an increase of $7,358,538 or 66.9% from $10,993,071 at December 31, 1999. At December 31, 2000, net unrealized gains of $58,492 were included in the carrying value of securities classified available-for-sale compared to net unrealized losses of $163,142 at December 31, 1999. Changes in net unrealized gains or losses were caused by fluctuations in market interest rates rather than by concerns about the issuer's ability to meet their obligations. The investment portfolio is used for liquidity and pledging purposes.

There were no securities sales gains for December 31, 2000 and 1999. For the year ended December 31, 1998, realized gains on sales of available-for-sale securities were $167,103.

Table 5 shows contractual maturities of investment securities adjusted for calls since year-end held by the Bank at December 31, 2000 and the weighted average yields for each type of security and maturity. All securities are classified as available-for-sale.

TABLE 5: INVESTMENT SECURITIES - MATURITY/YIELD SCHEDULE

                           One Year                              More than              More than
                           or Less       1 Year to 5 Years   5 Years to 10 Years      Over 10 Years             Total
                       ----------------  -----------------   -------------------   -------------------   ------------------
Securities available-
   for-sale:
U.S. Treasury          $              -  $               -   $                 -   $                 -   $                -
U.S. Government
   agency (1)                 3,098,489          2,966,244             1,483,459               244,334            7,792,526
Mortgage-backed
   securities (2)               222,450          4,662,022             2,988,297               424,976            8,297,745
State, county, and
   municipal securities               -                  -               783,318             1,187,328            1,970,646
Restricted equity
   securities                   232,200                  -                     -                     -              232,200
                       ----------------  -----------------   -------------------   -------------------   ------------------
Total investments
   at carrying
   value               $      3,553,139  $       7,628,266   $         5,255,074   $         1,856,638   $       18,293,117
                       ================  =================   ===================   ===================   ==================

Weighted average
   yields:
U.S. Treasury                         -                  -                     -                     -                    -
U.S. Government
   agency (1)                      6.49%              6.48%                 6.93%                 7.37%                6.60%
Mortgage-backed
   securities (2)                  6.13%              7.09%                 6.79%                 6.54%                6.93%
State, county, and
   municipal securities               -                  -                  5.01%                 5.24%                5.15%
Restricted equity
   securities                      7.75%                 -                     -                     -                 7.75%
Total weighted
   average yields                  6.55%              6.85%                 6.57%                 5.82%                6.61%


(1) U.S. Government agency securities are shown at their maturity dates, except for floating rate securities, which are shown in their repricing periods.
(2) Mortgage-backed securities are shown at their weighted average expected life obtained from an outside evaluation of the average remaining life of each security based on historic prepayment speeds of the underlying mortgages at December 31, 2000.

Management's Discussion and Analysis

--------------------------------------------------------------------------------

Deposits

As of December 31, 2000, the Bank had $19,345,531 in time certificates of deposits of $100,000 or more compared to $11,780,730 for December 31, 1999.

Maturities of certificates of deposit of $100,000 or more at December 31, 2000 were as follows:

Three months or less                                      $     4,485,624
Three months to one year                                       12,032,136
One year to three years                                         2,827,771
Over three years                                                        -
                                                          ---------------
                                                          $    19,345,531
                                                          ===============

Capital

Total stockholders' equity was $11,635,520 at December 31, 2000, compared to $10,319,625 at December 31, 1999, a $1,315,895 increase. Also, the stockholders' equity account grew due to net income of $1,139,584 and due to exercises of stock options amounting to $20,245. Offsetting these increases was a change in the unrealized market value of investment securities of $156,067.

First Gaston Bank is required to meet certain levels of capital as required by its regulator, the Federal Deposit Insurance Corporation (FDIC). The FDIC has adopted minimum capital regulations that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with the guidelines. First Gaston Bank maintains capital levels exceeding the minimum levels for well-capitalized banks.

                                                Actual      Required      Excess
                                                ------      --------      ------

Tier I capital to risk adjusted assets          13.0%         4.0%         9.0%
Total capital to risk adjusted assets           14.3%         8.0%         6.3%
Leverage ratio                                  10.8%         4.0%         7.9%

Interest Rate Risk Management

Interest rate risk is the sensitivity of interest income and interest expense to changes in interest rates. Management continues to structure its assets and liabilities in an attempt to protect net interest income from large fluctuations associated with changes in interest rates. Table 6 shows the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000 which are projected to reprice or mature in each of the future time periods shown.

At December 31, 2000 the Bank had a negative cumulative one-year static gap position of $18,272,300 or (27.81)% of interest-earning assets. A negative gap generally indicates that net interest income will decrease in a rising rate environment and will increase in a declining rate environment. The above table reflects the inclusion of demand and savings deposits in the immediate repricing category. In reality, interest-earning assets and interest-bearing liabilities reprice differently from one another and their stated maturity. In a six month time horizon, First Gaston Bank would normally expect net interest income to increase in a rising rate environment and decrease in a falling rate environment.

Management's Discussion and Analysis

--------------------------------------------------------------------------------

TABLE 6: INTEREST SENSITIVITY

                                                                        December 31, 2000
                                      -----------------------------------------------------------------------------
                                         3 Months        4 to 12         1 Year to        Over
                                          Or Less        Months           5 Years       5 Years           Total
                                      ------------    ------------     ------------    ------------    ------------
Interest-earning assets:
    Fixed rate loans                  $    441,836    $  6,122,814     $ 20,604,740    $  3,145,711    $ 30,315,101
    Adjustable rate loans               53,958,144              --               --              --      53,958,144
                                      ------------    ------------     ------------    ------------    ------------
                                        54,399,980       6,122,814       20,604,740       3,145,711      84,273,245

Investment securities                    1,504,472       2,048,667        7,628,266       7,111,712      18,293,117
Interest-bearing bank deposits           1,619,713              --               --              --       1,619,713
Federal funds                                   --              --               --              --              --
                                      ------------    ------------     ------------    ------------    ------------
      Total interest-earning assets   $ 57,524,165    $  8,171,481     $ 28,233,006    $ 10,257,423    $104,186,075
                                      ============    ============     ============    ============    ============

Interest-bearing liabilities
      Demand deposits                 $ 11,020,233    $         --     $         --    $         --    $ 11,020,233
      Savings deposits                  13,008,142              --               --              --      13,008,142
      Fixed and adjustable-rate
        time deposits                   11,134,164      42,868,340        6,019,469              --      60,021,973
      Borrowed funds                     3,937,067       2,000,000               --       1,000,000       6,937,067
                                      ------------    ------------     ------------    ------------    ------------
        Total interest bearing
         liabilities                  $ 39,099,606    $ 44,868,340     $  6,019,469    $  1,000,000    $ 90,987,415
                                      ============    ============     ============    ============    ============


Interest sensitivity gap per period   $ 18,424,559    $(36,696,859)    $ 22,213,537    $  9,257,423    $ 13,198,660
Cumulative gap                        $ 18,424,559    $(18,272,300)    $  3,941,237    $ 13,198,660    $ 13,198,660
Cumulative gap as a percentage of
    total interest-earning assets            17.68%          17.54%            3.78%          12.67%          12.67%
Cumulative interest-earning
    assets as a percentage of
    interest-bearing liabilities            147.12%          78.24%          104.38%         114.51%         114.51%

Liquidity

In order to ensure that sufficient funds are available for loan growth and deposit withdrawals, as well as to provide for general needs, the Bank must maintain an adequate level of liquidity. Both assets and liabilities provide sources of liquidity. Asset liquidity comes from the Bank's ability to convert short-term investments into cash and from the maturity and repayment of loans and investment securities. Liability liquidity is the Bank's ability to borrow from other banks or attract deposits. The Bank has several sources for borrowing: deposits, correspondent bank federal funds lines, the Federal Reserve's discount window, and Federal Home Loan Bank advances. The overall liquidity position of the Bank is closely monitored and evaluated. Management believes the Bank's liquidity sources at December 31, 2000 are adequate to meet its operating needs.

Effects of Inflation and Changing Prices

A commercial bank has an asset and a liability structure that is distinctly different from that of a company with substantial investments in plant and inventory because the major portion of its assets are monetary in nature. As a result, a bank's performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor, which may influence interest rates. Yet, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and the cost of supplies and outside services tend to increase more during periods of high inflation.

Management's Discussion and Analysis

--------------------------------------------------------------------------------

Analysis of Results of Operations

The Bank's results of operations depend primarily on net interest income, which is the difference between interest income and interest expense. Operations are also affected by non-interest income, such as income for customer service charges, mortgage loan placement fees and other sources of income. The Bank's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, data processing, occupancy costs and equipment expense.

Net Interest Income

Net interest income is the Bank's primary source of earnings. Net interest income increased by $1,011,988 or 29.5% in 2000 to $4,447,310 and by $649,082 or
23.3% in 1999 to $3,435,322. Net interest income for 1998 was $2,786,240. The increase in net interest income in 2000 compared to 1999 was primarily the result of growth in average earning assets of $17,583,376 or 23.6%. The increase in net interest income in 1999 compared to 1998 was also attributable to growth in average earning assets, which was $17,277,928 or 30.4%. Average loans increased by $14,692,385 or 24.9% in 2000 and by $12,304,042 or 26.4% in 1999.
Average investment securities, Federal funds sold, and interest-bearing due from banks increased by $2,890,991 or 19.1% in 2000 and by $4,973,886 or 49.0% in
1999. The weighted average yield on interest-earning assets increased by 79 basis points in 2000 and decreased by 50 basis points in 1999.

Interest expense increased by $1,193,971 or 42.8% in 2000 and by $519,639 or 22.8% in 1999. Average interest-bearing liabilities increased by $14,060,126 or 22.2% in 2000 and by $14,791,000 or 30.51% in 1999. The average rate paid on those liabilities increased by 74 basis points in 2000 and decreased by 27 basis points in 1999.

Interest rate spread increased to 4.05% in 2000 from 4.00% in 1999 and 4.23% in 1998. This trend is due to the changes in interest rates in the market during 1999 and 2000. Net interest margin increased to 4.85% in 2000, compared to 4.64% in 1999 and 4.91% in 1998.

Management's Discussion and Analysis

--------------------------------------------------------------------------------

TABLE 7: NET INTEREST INCOME ANALYSIS

                                         2000                               1999                           1998
                                       --------------------------------   ------------------------------  --------------------------
                                                               Average                          Average                    Average
                                        Average                 Yield/     Average              Yield/    Average           Yield/
                                        Balance     Interest     Rate      Balance   Interest    Rate     Balance Interest   Rate
                                       ----------  ----------  --------   ---------  --------  ---------  ------- -------- --------
Assets:
Interest-earning assets:
  Loan receivable                      $   73,598  $    7,239      9.84%  $  58,906  $  5,359       9.10% $46,602 $  4,461     9.57%
  Investment securities, taxable           13,791         932      6.76%      9,755       592       6.07%   8,078      484     5.99%
  Investment securities, nontaxable           998          51      5.11%         13         1       7.69%       0        0     0.00%
  Interest-bearing due from banks           2,671         170      6.36%      2,594       133       5.13%     192       11     5.73%
  Federal funds sold                          556          35      6.29%      2,763       140       5.07%   1,881      101     5.37%
                                       ----------  ----------  --------   ---------  --------  ---------  ------- -------- --------
Total interest-earning assets              91,614       8,427      9.20%     74,031     6,225       8.41%  56,753    5,057     8.91%
Non interest-earning assets                 6,128                             5,899                         4,969
                                       ----------                         ---------                       -------
     Total                             $   97,742                         $  79,930                       $61,722
                                       ==========                         =========                       =======
Liabilities and Stockholders' equity:
Interest-bearing liabilities:
  Demand deposits                      $   16,857         562      3.33%  $  14,909       408       2.74% $11,928      358     3.00%
  Savings deposits                          4,410         117      2.65%      4,420       109       2.47%   3,844      114     2.97%
  Time deposits                            51,652        3037      5.88%     42,101      2185       5.19%  31,534     1743     5.53%
  Other borrowings                          4,416         267      6.05%      1,845        87       4.72%   1,178       56     4.75%
                                       ----------  ----------  --------   ---------  --------  ---------  ------- -------- --------
Total interest-bearing liabilities         77,335       3,983      5.15%     63,275     2,789       4.41%  48,484    2,271     4.68%
Non interest-bearing liabilities            9,517                             8,996                         6,719
Stockholders' equity                       10,890                             7,659                         6,519
                                       ----------                         ---------                       -------
     Total                             $   97,742                         $  79,930                       $61,722
                                       ==========                         =========                       =======

Net interest income and interest
  rate spread                                      $    4,444      4.05%             $  3,436       4.00%         $  2,786     4.23%
                                                   ==========  ========              ========  =========          ======== ========

Net interest margin                                                4.85%                            4.64%                      4.91%
                                                               ========                        =========                   ========

Table 8 shows the effect of variances in volume and rate on interest income, interest expense and net interest income. The table shows that increases in net interest income were primarily due to volume in 2000 and 1999.

Management's Discussion and Analysis

--------------------------------------------------------------------------------


TABLE 8: RATE/VOLUME ANALYSIS

                                       2000 Compared to 1999                         1999 Compared to 1998
                             ----------------------------------------      -----------------------------------------
                                                    Variance                                       Variance
                               Interest            Attributed                Interest             Attributed
                               Income/                 to                     Income/                 to
                               Expense      ------------------------          Expense      -------------------------
                              Variance         Rate        Volume            Variance         Rate          Volume
                             ----------     ----------  -------------       ------------   ----------   ------------

Interest income on:
 Loans                      $ 1,880,554    $   543,931   $ 1,336,623       $   897,716   $  (208,067)   $ 1,105,783
 Investment securities          389,501         84,800       304,701           108,415         5,938        102,477
 Bank deposits                   36,913         32,987         3,926           122,429          (787)       123,216
 Federal funds sold            (105,277)         6,585      (111,862)           39,161        (5,191)        44,352
                            -----------    -----------  ------------       -----------   -----------    -----------
    Total interest income     2,201,691        668,303     1,533,388         1,167,721      (208,107)     1,375,828
                            -----------    -----------  ------------       -----------   -----------    -----------
Interest expense on:
 Deposit accounts           $ 1,013,798    $   508,398   $   505,400       $   487,750   $  (123,423)   $   611,173
 Other borrowings               180,173         58,569       121,604            30,889          (703)        31,592
                            -----------    -----------  ------------       -----------   -----------    -----------
   Total interest expense     1,193,971        566,967       627,004           518,639      (124,126)       642,765
                            -----------    -----------  ------------       -----------   -----------    -----------
Increase (decrease) in
     net interest income    $ 1,007,720    $   101,336   $   906,384       $   649,082   $   (83,981)   $   733,063
                            ===========    ===========  ============       ===========   ===========    ===========

Changes attributable to both volume and rate have been allocated to rate & volume in proportion to the dollar amounts of the change in each.

Noninterest Income

Noninterest income was $745,101, $524,408, and $611,798 for the years ended December 31, 2000, 1999, and 1998, respectively. This represents a increase of $23,669 or 4.5% from 1999 to 2000 and a decrease of $87,390 or 14.3% from 1998 to 1999. Service charges on deposit accounts accounted for the largest portion of total noninterest income for 2000, 1999 and 1998. Securities sales gains in 1998 were almost entirely related to the sale of Gaston Federal Bancorp, Inc. stock purchased and sold during 1998. During the last quarter of 1998, a mortgage loan department was established, and fees for placing mortgage loans increased significantly in 1999 and 2000. Table 9 below reflects the primary sources of non-interest income.

TABLE 9: SUMMARY OF NON-INTEREST INCOME

                                                                          2000             1999           1998
                                                                     ---------------  -------------  -------------
Charges on deposit accounts                                          $       332,349  $     272,217  $     247,699
Mortgage loan fees                                                           244,361        101,352         74,456
Other income                                                                 168,391        150,839        114,696
Gain on sale of securities available-for-sale                                      -              -        167,103
Gain on sale of loans                                                              -              -          7,844
                                                                     ---------------  -------------  -------------
                                                                     $       745,101  $     524,408        611,798
                                                                     ===============  =============  =============

Noninterest Expense

Noninterest expenses totaled $3,481,482 in 2000, $2,865,052 in 1999, and $2,503,230 in 1998, an increase of $616,430 or 21.5% and $361,822 or 14.5% in
2000 and 1999, respectively. For the year ending December 31, 2000, salaries and benefits increased $558,501 or 38.8% over the prior year due to several new officers and employees hired when we brought the operations center in-house. Furniture and equipment and occupancy costs rose $1,892 or .4% primarily due to depreciation on equipment purchases. Data processing costs fell $41,044 or 14.5% due to the cost savings of bringing the operations in-house. Other expenses increased $97,080 or 14.2%.

Management's Discusion and Analysis

--------------------------------------------------------------------------------

Noninterest Expense, continued

For the year ending December 31, 1999, salaries and benefits increased $154,997 or 12.1% over the prior year due to several new employees. Furniture and equipment and occupancy costs rose $36,141 or 8.6% primarily due to depreciation on equipment purchases. Data processing costs rose $23,522 or 9.1% due to the increase in the number of customer accounts and transactions processed. Other expenses rose $147,162 or 27.4% due to the Bank's growth. Table 10 below summarizes total non-interest expense in 2000, 1999 and 1998.

TABLE 10: SUMMARY OF TOTAL NON-INTEREST EXPENSE

                                                                           2000           1999           1998
                                                                     ---------------  -------------  --------------
    Salaries and benefits                                            $     1,999,711  $   1,441,210  $    1,286,213

      Furniture and equipment                                                280,648        255,920         220,460
    Occupancy                                                                178,436        201,272         200,591
    Data processing                                                          242,298        283,342         259,820
    Legal and professional                                                   130,837        111,657         129,070
    Telephone and postage                                                     92,002         90,845          77,882
    Office supplies                                                           84,729         69,485          53,734
    FDIC and other insurance premiums                                         31,850         23,295          29,081
    Advertising                                                               34,986         17,177          10,129
    Other expenses                                                           405,985        370,850         236,250
                                                                     ---------------  -------------  --------------

      Total                                                          $     3,481,482  $   2,865,053  $    2,503,230
                                                                     ===============  =============  ==============

Income Taxes

For the year ended December 31, 2000 the Bank recorded a provision for federal income taxes in the amount of $135,435. In 1999 the Bank had a net operating loss carryforward. Therefore, no provision for federal or state income taxes was made for 1999.

Bank Officers

--------------------------------------------------------------------------------

                                  Bank Officers
                                  -------------

W. Alex Hall.................................President & Chief Executive Officer

Mark T. Skillestad......................................Executive Vice President

Daniel M. Boyd.............................................Senior Vice President

Robert C. Clawson..........................................Senior Vice President

John C. Houser.............................................Senior Vice President

David L. Lawing............................................Senior Vice President

Susan B. Mikels..........................................Chief Financial Officer

Barbara D. Myers.............................................Corporate Secretary

Reta H. Bouchillon................................................Vice President

Kimberly G. Cooke................................................ Vice President

Robert C. Holmes..................................................Vice President

Linda H. Hunt.................................................... Vice President

W. Gordon Quarles, Jr.............................................Vice President

Christopher Nichols.....................................Assistant Vice President

Jackie C. Lewis..................................................Banking Officer

Board of Directors

--------------------------------------------------------------------------------



                               Board of Directors
                               ------------------

                   H. Ray McKenney, Jr., Chairman of the Board
                           McKenney Family Dealerships


John D. Bridgeman.....................................Gaston Chamber of Commerce

William J.P. Carstarphen.......................................Pharr Yarns, Inc.

David E. Cline............................................Cline Seabrook Company

Ronald W. Digby, M.D........................................Gaston Medical Group

Loretta Dodgen, Phd........................................Multiple Choice, Inc.

W. Alex Hall.................................First Gaston Bank of North Carolina

Douglas R. Harris.....................................Douglas R. Harris Jewelers

Henry T. Howe......................................................Funtees, Inc.

John P. Judson......................................................Pinnix, Inc.

James B. Macomson................................James B. Macomson, DDS, MSO, PA

Thomas C. Watson, Jr., ............................Watson Insurance Agency, Inc.

Johnathan D. Williams, M.D..................................Gaston Medical Group

Stockholder Information

--------------------------------------------------------------------------------

Annual Meeting
--------------

The annual meeting of stockholders will be held May 8, 2001 at 5:30 pm at the Schiele Museum, 1500 East Garrison Boulevard, Gastonia, North Carolina 28052.

Requests for Information
------------------------

Requests for information should be directed to Barbara D. Myers, Corporate Secretary, at First Gaston Bank, 804 South New Hope Road, Gastonia, North Carolina, 28054; telephone (704) 865-4202. A copy of the Bank's Form 10-KSB for 2000 will be furnished, without charge, after March 31, 2001 upon written request.

      Special Legal Counsel           Independent Auditors           Stock Transfer Agency
      ---------------------           --------------------           ---------------------
      Gaeta & Glesener, PA           Larrowe & Company, PLC     Branch Banking & Trust Company
        Attorneys at Law          Certified Public Accountants          Corporate Trust
808 Salem Woods Drive, Suite 201       Post Office Box 760           223 West Nash Street
  Raleigh, North Carolina 27615       Galax, Virginia 24333      Wilson, North Carolina 27894


                                       Our stock is traded
                                       -------------------
                                        at the following:
                                        ----------------

                                          IJL Wachovia
                                  609 South New Hope, Suite 102
                                 Gastonia, North Carolina 28054
                                         (704) 867-2303


Federal Deposit Insurance Corporation
-------------------------------------

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.



                                Banking Offices
                                ---------------

                       Corporate and Main Banking Office
                            804 South New Hope Road
                           Gastonia, North Carolina
                                (704) 865-4202






      6440 Wilkinson Blvd.                          701 South Main Street
     Belmont, North Carolina                      Mt. Holly, North Carolina
         (704) 825-4250                                (704) 827-5140